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                                                                    EXHIBIT 99.1
                                  [RGA header]


                                           For further information, contact
                                           Jack B. Lay
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (636) 736-7439

FOR IMMEDIATE RELEASE


              REINSURANCE GROUP OF AMERICA ANNOUNCES STOCK OFFERING


          ST. LOUIS, November 3, 2003 -- Reinsurance Group of America, Incorporated (NYSE:RGA) announced today that it plans to sell 10,500,000 shares of its common stock. RGA's majority shareholder, MetLife, Inc., has indicated that it and its affiliates are interested in purchasing in this offering common stock that has a total purchase price of between $100 and $150 million. At the last reported sale price on the New York Stock Exchange of $39.95 per share on October 31, 2003, that purchase would represent between approximately 2,500,000 and 3,750,000 shares. The Company has also granted the underwriters a 30-day option to purchase up to 1,575,000 additional shares. The Company expects to use the net proceeds from the offering for general corporate purposes, including funding its reinsurance operations.

          The joint book-running managers for this offering are Goldman, Sachs & Co. and Lehman Brothers. A preliminary prospectus related to this offering may be obtained from (i) Goldman Sachs & Co., Prospectus Department, 85 Broad St., New York, N.Y. 10004, or by phone at (212) 902-1171 or (ii) Lehman Brothers Inc., Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, or by phone or fax at 631-254-7106 or 631-254-7268, respectively.

          A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective on October 16, 2003. The offering will only be made pursuant to a prospectus supplement and accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



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Add One

          Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or offices in Australia, Barbados, Hong Kong, India, Ireland, Japan, Mexico, South Africa, South Korea, Spain, Taiwan, and the United Kingdom. Worldwide, the company has approximately $893 billion of life reinsurance in force, and assets of $10.5 billion as of September 30, 2003. MetLife, Inc. is the beneficial owner of approximately 59 percent of RGA's outstanding shares.